Exhibit 10.64

CONFIDENTIAL AND PROPRIETARY

Apollo ANRP Advisors II, L.P.
[Name]
[Address]

Dear [Name]:

Reference is made to the letter agreement dated as of [ ] by and among Apollo ANRP Advisors II, L.P., Apollo ANRP Capital Management II, L.P. and you (your “Carry Plan”). This Award Letter confirms the number of Points you are being awarded and certain terms in relation with your Carry Plan [and confirms your admission as a limited partner of Apollo ANRP Co-Investors II (A), L.P. effective as of [ ]]. Capitalized terms not defined herein shall have the meanings set forth in your Carry Plan.

Your Initial Point Award

You are being granted [ ] Points on the terms set forth in this Award Letter and your Carry Plan.

Vesting Percentage and Vesting Commencement Date

The term “Vesting Percentage” as applied to you shall have the meaning set forth below:
[ ]
Your “Vesting Commencement Date” is [ ].
Dilution
As long as you have fewer than [ ] Points, they are not subject to dilution, except to the extent that Points (or the equivalent) are allocated to Persons not affiliated or associated with AGM in accordance with section 7.1(d) of Annex A of your Carry Plan. To the extent you have more than [ ] Points, they will be subject to dilution on terms that are no less favorable to you than the dilution applicable to a Team Member. If your Points are diluted, you will be entitled to have them restored out of forfeited Points of others in a manner consistent with the policy applicable to Team Members. “Team Member” means an individual who provides substantial services to Apollo’s natural resources business.
Mandatory Purchases and Repurchases of AGM Shares

A portion of all distributions (the “Holdback Amount”) in a given quarter will be required to be used by you to purchase Class A shares of AGM (“AGM Shares”) in accordance with the terms and conditions set forth herein. The Holdback Amount will be based on the following formula, except to the extent reduced by the Executive Committee:
[ ]

The Holdback Amount, if any, will be distributed on the first business day on which a “trading window” occurs during the quarter following the quarter end to which the distribution relates, or, if earlier, 10 days before the end of such succeeding quarter or, if such date falls on a weekend or holiday, the next preceding business day.
The General Partner (or its designee) shall serve as agent in effecting the acquisition by you of the AGM Shares on the date such amounts are distributed (i.e., no cash distribution will actually be made to you, but rather, the Holdback Amount will be paid directly to AGM on your behalf to acquire AGM Shares).
The amount of AGM Shares to be acquired on any such distribution date shall be based on the fair market value of the AGM Shares. Only whole AGM Shares will be acquired, and cash shall be distributed to you in lieu of fractional AGM Shares.
To the extent mandated by applicable law and/or as set forth in a written clawback policy, AGM Shares awarded under the Carry Plan and amounts distributed in respect of Points may be subject to such policy solely, unless otherwise required by law, to the extent such policy was in effect as of the date the applicable Points were awarded.
For purposes of calculating your Clawback Share, AGM Shares (including, for the avoidance of doubt, any such shares that have previously vested, but excluding any such shares that have previously been mandatorily repurchased by AGM) shall be valued, without regard to any restrictions thereon and/or whether or not you still retain such AGM Shares, based on the purchase price of such AGM Shares as set forth on the grant notice provided with respect to such AGM Shares.
ANRP II Capital Commitment

You are required to make a capital commitment to Co-Investors (A) in an amount equal to [$ ].

Bad Act and Designated Act

Each of the terms “Bad Act” and “Designated Act” as applied to you shall have the meaning set forth in Annex A hereto.
Equal Treatment
You, on the one hand, and AGM, on the other hand, shall be treated equally with the limited partners of the Partnership with respect to allocations, distributions (including, for the avoidance of doubt, with respect to the form and timing of any allocations and distributions), clawbacks and dilution.
Restrictive Covenants

In consideration of your participation in the Carry Plan, you will be subject to restrictions in favor of AGM regarding confidentiality, non-solicitation, non-interference, non-disparagement and non-compete set forth in Annex B hereto.

Retirement
If (a) you become a Retired Partner for a reason other than an election to resign from employment by or service to AGM or an Affiliate or involuntary termination of employment or service by reason of a Bad Act and (b) your Points are reduced upon retirement pursuant to the following paragraph, upon your request, the General Partner shall arrange for your Required Commitment to be reduced to an amount that is proportionate to your Vested Points. Otherwise, if your Points are reduced upon retirement pursuant to the following paragraph, the General Partner may, but shall not be required to, arrange for your Required Commitment to be reduced to an amount that is proportionate to your Vested Points. Any compulsory or discretionary decrease in the proportionate capital commitment to Co-Investors (A) will apply only to new Portfolio Investments of the Fund made on or after the date the General Partner arranges for such decreased commitment. Such decreased commitment shall not apply to any additional investments relating to a Portfolio Investment made prior to the date the General Partner arranges for such decreased commitment. Your Required Commitment to Co-Investors (A) shall not be otherwise reduced or released as a result of you becoming a Retired Partner.
Your Points shall be reduced automatically to (a) zero if your retirement is the consequence of a Bad Act and (b) otherwise, an amount equal to your Vested Points calculated as of the Retirement Date. Any such reduction shall be effective as of the Retirement Date or such subsequent date as may be determined by the General Partner; provided that the General Partner may agree to a lesser reduction (or to no reduction) of your Points.

Miscellaneous

This Award Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. This Award Letter may be amended only with the consent of each party hereto. The Partnership or the General Partner may provide copies of this Award Letter to other Persons. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Award Letter.

Very truly yours,

APOLLO ANRP ADVISORS II, L.P.
APOLLO ANRP ADVISORS II (APO DC), L.P.

By:    Apollo ANRP Capital Management II, LLC,
its general partner

By:                        ___________________________
Name:
Title:

APOLLO ANRP CO-INVESTORS II(A), L.P.

By:    Apollo Co-Investors Manager II, LLC,
its general partner

By:                        ___________________________
Name:
Title:

APOLLO ANRP CAPITAL MANAGEMENT II, LLC

By:                        ___________________________
Name:
Title:

Accepted and agreed as of the date first written above

[NAME]

                    ___________________________

Annex A

Definitions
“Bad Act” means your:
(i)        commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform services to AGM or any of its Affiliates;
(b)    commission of an intentional and material breach of a material provision of a written AGM Code of Conduct (other than any AGM Code of Conduct adopted after the date of your admission to the Partnership with the primary purpose of creating or finding “Bad Acts”);
(c)    commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
(d)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(e)    conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to AGM or any of its Affiliates;
(f)    fraud in connection with your performance of services for AGM or any of its Affiliates; or
(g)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, that
(i)    you have failed to cure within fifteen business days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (b) and (d), and
(ii)    during the pendency of any felony charge under clause (e), AGM and its Affiliates may suspend payment of any distributions in respect of your Points, and if (A) you are later acquitted or otherwise exonerated from such charge, or (B) your employment or service with AGM or its applicable Affiliate does not terminate, then (1) AGM or its applicable Affiliate shall pay to you all such accrued but unpaid distributions with respect to vested Points, with interest calculated from the date such distributions were suspended at the prime lending rate in effect on the date of such suspension, and (2) throughout the period of suspension (or until the date of termination of employment or service, if earlier), distributions with respect to unvested Points shall continue to accrue, and Points shall continue to vest, in accordance with the terms and conditions set forth herein.

“Designated Act” means your:
(a)    intentional breach of any material provision of an award agreement or any other agreement of AGM or any of its Affiliates;
(b)    failure to devote a significant portion of your time to performing services as an agent of AGM without the prior written consent of AGM, other than by reason of death or Disability; or
(c)    suspension or other disciplinary action against you by an applicable regulatory authority;
provided, that you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the item set forth in clause (a).
For purposes of this Annex A, the term “Affiliate” includes Portfolio Companies.